THESE SHARES ARE OFFERED PURSUANT TO AN EXEMPTION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES NOR DOES IT PASS ON THE ACCURACY OR COMPLETENESS OF ANY PRIVATE PLACEMENT MEMORANDUM OR OTHER SELLING LITERATURE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. PURCHASER SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

STOCK EXCHANGE AGREEMENT BY AND BETWEEN ALLERGY IMMUNO TECHNOLOGIES, ALLERGY IMMUNO ACQUISITION CORP, BALL PRODUCTS, INC., LARRY BALL, EMMETT BALL, AND D. M. VENTURES, LLC

THIS STOCK EXCHANGE AGREEMENT (this "Agreement") is hereby made as of April 21, 2003, by and between Allergy Immuno Technologies, Inc. ("Parent"), Allergy Immuno Acquisition Corp. ("Acquirer"), Ball Products, Inc. ("Ball"), and Larry Ball, Emmett Ball, and D.M. Ventures (the "Ball Shareholders", or "Exchanging Shareholders").

RECITALS

WHEREAS, Parent is a publicly traded company which trades under the symbol "ALIM" with no significant business operations, and Acquirer is a subsidiary wholly owned by Parent;

WHEREAS, the board of directors of Parent and Acquirer have determined that it is in the best interest of Parent and Acquirer and its stockholders to acquire, through an exchange of stock in accordance with the terms hereof, 100% of the outstanding common stock of Ball (the "Ball Stock"), which is represented by 10,120,317 shares of Ball in the name of the Ball Shareholders;

WHEREAS, the Ball Stockholder has determined that it is in its best interest to exchange each share of Ball Stock held by them for approximately .62763 shares of the common stock of Parent, which, in the aggregate is 6,351,841 shares of Parent.

WHEREAS, the Parties hereto intend that the exchange of stock of Ball for stock of Parent shall be treated as a transfer described in Section 351(a) and Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, it is the intention of the parties hereto that, immediately following consummation of the exchange of the Ball Shares pursuant to this Agreement, Acquirer shall own all of the outstanding shares of capital stock of Ball.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - EXCHANGE OF BALL STOCK

1.1 EXCHANGE OF STOCK. Subject to the terms and conditions herein stated, each Ball Stockholder hereby agrees to assign, transfer and deliver to Acquirer on the Closing Date, all shares of common stock of Ball owned by such Ball Stockholder, and Acquirer agrees to acquire from such Ball Stockholder on the Closing Date, all of such shares of Ball common stock. The certificates representing the Ball Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by the respective the Exchanging Stockholder thereof.

1.2 EXCHANGE PRICE. On the Closing Date, Parent shall deliver to the Exchanging Stockholders, an aggregate of Six Million, Three Hundred and Fifty-One Thousand, Eight Hundred and Forty-One (6,351,841) shares (the "Exchange Price") of the common stock of Parent (the "Parent Common Stock"). The Exchange Price shall be distributed to all stockholders of Ball in proportion to their ownership percentage. The Exchange Price shall be a new issuance of stock, and the shares comprising the Exchange Price shall represent additional outstanding shares in excess of the number of shares of Parent outstanding immediately before this Agreement is executed (such presently outstanding shares are more fully described in section 3.5, below).

1.3 CLOSING. This Agreement shall have no formal closing, but shall be deemed closed upon execution of this Agreement (the "Closing"). The date and time of execution shall be herein referred to as the "Closing Date."

ARTICLE II - REPRESENTATIONS OF BALL AND EXCHANGING STOCKHOLDERS

Ball hereby represents and warrants, and, with respect to Section 2.1 and 2.2 only, each Exchanging Stockholder, severally but not jointly, represents and warrants, as follows:

2.1 OWNERSHIP OF BALL STOCK. Each Exchanging Stockholder is the lawful owner of the number of shares of Ball Stock being sold by such shareholders, which shall be free and clear of all liens, encumbrances, security interests, restrictions and claims of every kind and character ("Encumbrances"), other than the Encumbrance, if any, that may arise by the execution by the Exchanging Stockholders of this Agreement. The Ball Stock constitutes all of the issued and outstanding shares of capital stock of Ball. The delivery to Acquirer of the Ball Stock pursuant to the provisions of this Agreement will transfer to Acquirer valid title thereto, free and clear of any and all Encumbrances.

2.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Exchanging Stockholders have full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Exchanging Stockholders and, assuming the due execution of this Agreement by Parent and Acquirer, is a valid and binding obligation of each Exchanging Stockholder, enforceable against each Exchanging Stockholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

2.3 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by Ball and the Exchanging Stockholders and the consummation by Ball and the Exchanging Stockholders of the exchange of the Ball Stock as contemplated herein and the other transactions contemplated hereby (the "Exchange") (a) will not violate the provisions of the Articles of Incorporation or Bylaws of Ball, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which any the Exchanging Stockholder or Ball is bound or by which any of their respective properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any United States governmental or regulatory body, agency or authority on or prior to the Closing Date, and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of any the Exchanging Stockholder or Ball under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which any the Exchanging Stockholder or Ball is a party, or by which they or any of their respective properties or assets may be bound.

2.4 EXISTENCE AND GOOD STANDING. Ball is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Ball is duly qualified or licensed as a foreign corporation to conduct its business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect. The term "Material Adverse Effect" means any circumstance, change in or effect on Ball that is materially adverse to the business, operations, properties, financial condition or results of operations of Ball and its Subsidiaries, taken as a whole.

2.5 CAPITAL STOCK. Ball has an authorized capitalization consisting of 100,000,000 shares of common stock, par value $.000001 per share, of which 10,120,317 shares are issued and outstanding. No other capital stock is issued or outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of Ball.

2.6 LITIGATION. There are no (i) actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the Knowledge of Ball, threatened against Ball or (ii) judgments, injunctions, writs, rulings or orders by any Governmental Person against Ball, except for previously disclosed litigation resulting from a construction project.

2.7 TAXES. Ball has filed all Federal, state and foreign income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it in writing and all other related penalties and charges other than those being contested in good faith and by appropriate proceedings. The charges, accruals and reserves on the other governmental charges are, in the opinion of Ball, adequate. Ball has not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal or other taxes.

2.6 BROKER'S OR FINDER'S FEES. No agent, broker, firm or other Person acting on behalf of the Exchanging Stockholders or Ball is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

2.7 NO REGISTRATION. Each Exchanging Stockholder understands that the shares comprising the Exchange Price are being transferred without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon exemptions contained in Section 4(1) and 4(2) of the Act, and Regulation D promulgated thereunder, and that such reliance is based on the Each Exchanging Stockholder's representations set forth below.

2.8. Proceedings and Orders. Neither any Exchanging Stockholder, nor any Director, Officer, or 5% or greater shareowner of Ball, during the last five years, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws, or has been convicted of fraud or felony charges.

2.9. Investment Intent. Each Exchanging Stockholder is acquiring the Parent Common Stock for its own account for investment, and not with a view toward distribution thereof, and with no present intention of dividing its interest with others or reselling or otherwise disposing of all or any portion or the Parent Common Stock. Each Exchanging Stockholder further acknowledges that it does not have in mind any sale of the Parent Common Stock currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined events or consequence; and that it has no present or contemplated agreement, undertaking arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition of the and is not aware of any circumstances presently in existence that are likely in the future to prompt a disposition of the Parent Common Stock.

2.10. No Advertisement. Each Exchanging Stockholder acknowledges that the Parent Common Stock have been offered to it in direct communication between it and Parent, and not through any advertisement of any kind.

2.11. Knowledge and Experience. On or before paying the Ball Stock under this Agreement, each Exchanging Stockholder shall acquire knowledge regarding Parent sufficient to satisfy the following representation: Each Exchanging Stockholder acknowledges that it has read Parent's Forms 10KSB, 10QSB, DEF 14C, and all other periodic filings and amendments and exhibits thereto filed within the past two years of this Agreement and acknowledges that it has been encouraged to seek its own legal and financial counsel to assist it in evaluating this purchase. Each Exchanging Stockholder acknowledges that Parent has given it and all of its counselors access to all information relating to Parent's business that they or any one of them has requested. Each Exchanging Stockholder acknowledges that it has sufficient business and financial experience, and knowledge concerning the affairs and conditions of Parent so that it can make a reasoned decision as to this purchase of the Parent Common Stock and is capable of evaluating the merits and risks of this purchase.

2.12. Restrictions on Transferability. Each Exchanging Stockholder is aware of the restrictions of transferability of the Parent Common Stock and further understands the following:

(a) THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED IN SECTIONS 4(1) AND 4(2) AND REGULATION D UNDER THE ACT. AS SUCH, THE PURCHASE OF THIS SECURITY WAS MADE WITH THE INTENT OF INVESTMENT AND NOT WITH A VIEW FOR DISTRIBUTION. THEREFORE, ANY SUBSEQUENT TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN WILL BE UNLAWFUL UNLESS IT IS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

(b) Each Exchanging Stockholder understands that the Parent Common Stock may only be disposed of pursuant to either (i) an effective registration statement under the Act, or (ii) an exemption from the registration requirements of the Act.

(c) Parent has neither filed such a registration statement with the SEC or any state authorities nor agreed to do so, nor contemplates doing so in the future, and in the absence of such a registration statement or exemption, each Exchanging Stockholder may have to hold the Parent Common Stock indefinitely and may be unable to liquidate them in case of an emergency.

ARTICLE III - REPRESENTATIONS OF ACQUIRER AND PARENT

Acquirer and Parent represent and warrant as follows:

3.1 PARENT STOCK. Upon the execution and delivery of this Agreement, and the issuance of the Parent Common Stock which constitutes the Exchange Price, all such shares shall be duly authorized, validly issued, fully paid and nonassessable.

3.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Both Parent and Acquirer have full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquirer and, assuming the due execution of this Agreement by Ball and the Exchanging Stockholders, is a valid and binding obligation of Parent and Acquirer, enforceable against Parent and Acquirer in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by Parent and Acquirer and the consummation by Parent and Acquirer of the exchange of the Ball Stock as contemplated herein and the other transactions contemplated hereby (a) will not violate the provisions of the Certificate of Incorporation or Bylaws of either Parent or Acquirer, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which either Parent or Acquirer is bound or by which any of their respective properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any United States governmental or regulatory body, agency or authority on or prior to the Closing Date (as defined in Section 1.4), and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of either Parent or Acquirer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which either Parent or Acquirer is a party, or by which they or any of their properties or assets may be bound.

3.4 EXISTENCE AND GOOD STANDING. Both Parent and Acquirer are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being conducted. Both Parent and Acquirer are duly qualified or licensed as a foreign corporation to conduct its business, and are in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect. The term "Material Adverse Effect" means any circumstance, change in or effect on Parent or Acquirer that is materially adverse to the business, operations, properties, financial condition or results of operations of Parent or Acquirer, taken as a whole.

3.5 CAPITAL STOCK. Parent has an authorized capitalization consisting of 50,000,000 shares of common stock, par value $.001 per share, of which 31,760,798 shares are issued and outstanding, and no preferred stock. All such outstanding shares have been duly authorized and validly issued in accordance with applicable laws, including, without limitation, the anti-fraud provisions of applicable federal and state securities laws and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of Parent.

3.6 FINANCIAL STATEMENTS. Parent has heretofore furnished, or will furnish prior to the Closing Date, Ball with the audited balance sheet of Parent as at May 31, 2002 and the related audited statements of income and cash flows for the periods then ended (the "Financial Statements"). To the best knowledge of Parent, the Financial Statements, including the footnotes thereto, and all financial statements contained in any SEC Reports (defined in Section 3.7 below) have been prepared in accordance with generally accepted accounting principles and fairly and accurately present in all material respects the financial position of Parent and the results of its operations and cash flows at such dates and for such periods.

3.7 SECURITIES FILINGS. Since the initial filing of the registration statement on Form 10 by Parent, and prior to the execution and delivery of this Agreement, Parent has filed various forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") and all state securities regulatory agencies, if any (collectively, the "SEC Reports"). Ball and its shareholders have reviewed all of such filings, and have had the opportunity to conduct due diligence and question current management of Parent in connection with such due diligence, and have satisfied themselves as to the financial condition of Parent. Ball and its shareholders are not relying on any representation, warranty or promise other than as expressly contained herein, and are relying only on their own due diligence investigation.

3.8 BROKER'S OR FINDER'S FEES. No agent, broker, firm or other Person acting on behalf of either Parent or Acquirer is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

ARTICLE IV - CERTAIN AGREEMENTS

4.1 REASONABLE BEST EFFORTS. Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the obtaining of all necessary waivers, consents and approvals from governmental or regulatory agencies or authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental agency or authority, (b) the obtaining of all necessary consents, approvals or waivers from stockholders and other third parties and (c) the defending of any lawsuits or any other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed.

4.2 TAX MATTERS. Each party hereto shall take all reasonable actions necessary to cause the transfers of Ball common stock to Acquirer to qualify as tax-free transfers of property under the provisions of Section 351(a) of the Code, or any other applicable provisions, to the extent permitted by law, and with respect to the transfers of Ball common stock, a reorganization within the meaning of Section 368(a)(1)(B). Each party agrees that it will not take any action, either before or after the Closing Date, which would cause the transfers of such property to Acquirer pursuant to this Agreement to fail to qualify as transfers described in Section 351(a) of the Code and/or Section 368(a)(1)(B). The parties hereto agree that they will report in their respective federal income Tax Returns for the taxable year including the Closing Date that the transfers of such property did so qualify under Section 351(a) and Section 368(a)(1)(B) of the Code, and will properly file with such Tax Returns all information required by Treasury Regulations Sections 1.351-3 and 1.368-3. No party hereto, unless required by law, will take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as transfers described in Section 351(a) and/or Section 368(a)(1)(B) of the Code.

ARTICLE V - CONDITIONS TO PARENT'S AND ACQUIRER'S OBLIGATIONS

The acquisition of the Ball Stock by Acquirer on the Closing Date is conditioned upon the satisfaction or waiver, at or prior to the consummation of the Exchange, of the following conditions:

5.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Ball and the Ball Stockholders contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of such date (except to the extent that any such representation and warranty is stated in this Agreement to be made as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date).

5.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements of Ball and the Ball Stockholders to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

5.3 NO INJUNCTION. No court or other government body or public authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

5.4 NO LITIGATION. There shall not be any action, suit or proceeding pending or threatened that seeks to (i) make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof or (ii) require the divestiture by Acquirer or any of its subsidiaries or Affiliates of shares of stock or of any business, assets or property of any of its subsidiaries or Affiliates, or impose any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties or stock and which, in either case, in the reasonable, good faith determination of Parent has a significant likelihood of having a material adverse effect on Parent.

5.5. SEPARATE SHARE PURCHASE AGREEMENT. Larry Ball shall, concurrently with the execution of this Agreement, execute a Separate Share Purchase Agreement whereby LDM Holdings, Inc. (not a party to this Agreement) sells a controlling interest in Acquirer to Larry Ball.

ARTICLE VI - CONDITIONS TO BALL AND THE BALL SHAREHOLDERS' OBLIGATIONS

The exchange of the common stock of Ball by the Exchanging Stockholders on the Closing Date is conditioned upon satisfaction or waiver, at or prior to the consummation of the Exchange of the following conditions:

6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquirer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

6.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements of Acquirer to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

6.3 NO INJUNCTION. There shall not be any action, suit or proceeding pending or threatened that seeks to (i) make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof or (ii) impose any material limitation on the ability of (a) Parent, Acquirer or Ball to conduct their business or (b) Parent, Acquirer, Ball or the Ball Stockholder to own or exercise control of their assets, properties or stock and which, in either case, in the reasonable, good faith determination of the Ball Stockholder has a significant likelihood of having a material adverse effect on Parent, Acquirer, Ball, or the Ball Stockholder.

6.4 TAX FREE TRANSACTIONS. The Ball Stockholder shall be satisfied, in their sole discretion, that the transfer of Ball Common Stock to Acquirer contemplated by this Agreement shall qualify for non-recognition of gain pursuant to Section 351(a) or Section 368(a)(1)(B) of the Code so that such transfer in exchange for Parent Common Stock shall not result in any tax liability to the Ball Stockholder.

6.5. SHARE PURCHASE AGREEMENT. Larry Ball shall, concurrently with the execution of this Agreement, execute a Separate Share Purchase Agreement whereby LDM Holdings, Inc. (not a party to this Agreement) sells a controlling interest in Parent to Larry Ball.

ARTICLE VII - SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

7.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties set forth in this Agreement shall survive for three years after the Closing Date.

7.2 INDEMNITIES. (a) Each Exchanging Stockholder, severally but not jointly, hereby agrees to indemnify and hold harmless both Parent and Acquirer from and against any and all damages, claims, losses or expenses (including reasonable attorneys' fees and expenses) ("Damages") actually suffered or paid by any Exchanging Stockholder as a result of the breach of any representation or warranty made by such Exchanging Stockholder in this Agreement. To the extent that the Exchanging Stockholders' undertakings set forth in this Section 7.2(a) may be unenforceable, the Exchanging Stockholders shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by the parties entitled to indemnification hereunder.

(b) Acquirer and Parent hereby agree to indemnify and hold harmless the Exchanging Stockholders against Damages actually suffered or paid by the Exchanging Stockholders as a result of the breach of any representation or warranty made by the Parent or Acquirer in this Agreement. To the extent that Parent or Acquirer's undertakings set forth in this Section 7.2(b) may be unenforceable, Acquirer and Parent shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by the parties entitled to indemnification hereunder.

(c) Any party seeking indemnification under this Article VII (an "Indemnified Party") shall give each party from whom indemnification is being sought (each, an "Indemnifying Party") notice of any matter for which such Indemnified Party is seeking indemnification, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations of an Indemnifying Party under this Article VII with respect to Damages arising from any claims of any third party which are subject to the indemnification provided for in this Article VII (collectively, "Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive, after the Closing Date, initial notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within such time frame as is necessary to allow for a timely response and in any event within 30 days of the receipt by the Indemnified Party of such notice; PROVIDED, HOWEVER, that the failure to provide such timely notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; PROVIDED, HOWEVER, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel shall contest such Third Party Claims in good faith. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party. No Third Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified Party as provided above in this Section 7.2(c) shall be settled by the Indemnified Party without the written consent of the Indemnifying Party.

ARTICLE VIII - MISCELLANEOUS

8.1 EXPENSES. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

8.2 WAIVER; REMEDIES CUMULATIVE. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.3 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties hereto, whether written or oral, with respect to its subject matter, and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

8.4 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section.

8.5 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.6 CONSTRUCTION. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles" and "Sections" refer to the corresponding Articles and Sections of this Agreement.

8.7 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.8 GOVERNING LAW; CONSENT TO JURISDICTION. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

8.9 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.10 EXECUTION OF AGREEMENT. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

Allergy Immuno Technologies, Inc. Date: April 21, 2003 /s/ Ed Poteat ____________________________________ Signature Ed Poteat	Selling Shareholder Date: April 21, 2003 /s/ Larry Ball ____________________________________ Signature Larry Ball

Ball Products, Inc. Date: April 21, 2003 /s/ Emmett Ball ____________________________________ Signature Emmett Ball	Selling Shareholder Date: April 21, 2003 /s/ Emmett Ball ____________________________________ Signature Emmett Ball

Allergy Immuno Acquisition Corp Date: April 21, 2003 /s/ Dean Martin ____________________________________ Signature Dean Martin	Selling Shareholder D.M. Ventures, LLC Date: April 21, 2003 /s/ Dean Martin ____________________________________ Signature Dean Martin